Exhibit 5.1

December 14, 2011

The Scotts Miracle-Gro Company

14111 Scottslawn Road

Marysville, Ohio 43041

Re:	The Scotts Miracle-Gro Company Registration Statement on Form S-4

Ladies and Gentlemen:

I am the General Counsel of The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), and have represented the Company and certain domestic subsidiaries of the Company listed on Schedule 1 attached hereto (the “Guarantors”) and am familiar with matters pertaining to the registration pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors of (i) the Company’s offer to exchange (such offer, as described in the Prospectus (as defined below), the “Exchange Offer”) all the outstanding $200,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due December 15, 2020 issued on December 16, 2010 (the “Original Notes”) for $200,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due December 15, 2020 registered under the Securities Act (the “Exchange Notes” and together with the Original Notes, the “Notes”); and (ii) the issuance by the Guarantors of guarantees (the “Guarantees”) of the Company’s obligations with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under the indenture, dated as of December 16, 2010 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

The Exchange Notes and the Guarantees will be issued in exchange for the Original Notes and the guarantees covering the Original Notes, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement.

Scotts Products Co., an Ohio corporation (“SPC”), Scotts Professional Products Co., an Ohio corporation (“SPPC”), SMG Growing Media, Inc., an Ohio corporation (“SMG Growing Media”), and The Scotts Company LLC, an Ohio limited liability company (“Scotts LLC”), are referred to herein as the “Covered Guarantors.”

In connection with this letter, I have examined originals or certified copies of such corporate records of each of the Company and the Covered Guarantors and other certificates and documents of officials of each of the Company and the Covered Guarantors, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

December 14, 2011

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that, as of the date hereof:

1.	Each of the Company, SPC, SPPC and SMG Growing Media has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio. Scotts LLC has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Ohio.

2.	The Company has the corporate power to enter into the Indenture and issue the Exchange Notes. Each of the Covered Guarantors has the corporate or other entity power to enter into the Indenture and make the Guarantees.

3.	The Indenture and the Exchange Notes have been duly and validly authorized by the Company; the Indenture and the Guarantees have been duly and validly authorized by each of the Covered Guarantors; and the Indenture has been duly and validly executed and delivered by the Company and each of the Covered Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	This opinion is limited to the laws of the State of Ohio having effect on the date hereof. Accordingly, I express no opinion as to the laws of any other jurisdiction or as to any time after the date hereof. Various matters concerning the laws of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the Business Corporation Law of the State of Indiana, the General Corporation Law of the State of California and the Federal Laws of the United States of America are addressed in the opinion of Hunton & Williams, LLP. I express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, I have assumed such matters.

B.	This opinion and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, any Covered Guarantor or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

December 14, 2011

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Vincent C. Brockman

Vincent C. Brockman Executive Vice President, General Counsel and Corporate Secretary

SCHEDULE 1

Name	Jurisdiction of Organization

EG Systems, Inc.	Indiana

Gutwein & Co., Inc.	Indiana

SMG Brands, Inc.	Delaware

Hyponex Corporation	Delaware

Miracle-Gro Lawn Products, Inc.	New York

OMS Investments, Inc.	Delaware

Rod McLellan Company	California

Sanford Scientific, Inc.	New York

Scotts Manufacturing Company	Delaware

Scotts Products Co.	Ohio

Scotts Professional Products Co.	Ohio

Scotts-Sierra Investments, Inc.	Delaware

Scotts Temecula Operations, LLC	Delaware

SMG Growing Media, Inc.	Ohio

Swiss Farms Products, Inc.	Delaware

The Scotts Company LLC	Ohio

Schedule 1-1